UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                           SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                        (Amendment No. 2)


                     Four Seasons Hotels Inc.

------------------------------------------------------------------------------
                         (Name of Issuer)

                      Limited Voting Shares

------------------------------------------------------------------------------
                  (Title of Class of Securities)

                            35100E104
              -------------------------------------
                          (CUSIP Number)

                        December 31, 2000

------------------------------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

CUSIP NO.  35100E104

1    NAME OF REPORTING PERSON

          Main Street Partners, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          PN

1    NAME OF REPORTING PERSON

          MS Advisory Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          PN

1    NAME OF REPORTING PERSON

          San Francisco Partners II, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          California

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          PN

1    NAME OF REPORTING PERSON

          SF Advisory Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                 0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          PN


1    NAME OF REPORTING PERSON

          SF Advisory Corp.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          CO


1    NAME OF REPORTING PERSON

          SF Advisory Corp. II


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          CO

1    NAME OF REPORTING PERSON

          John H. Scully


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          IN

1    NAME OF REPORTING PERSON

          William E. Oberndorf


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER
NUMBER OF SHARES                                0
BENEFICIALLY OWNED
BY EACH REPORTING                       6    SHARED VOTING POWER
PERSON WITH                                     0

                                        7    SOLE DISPOSITIVE POWER
                                                0

                                        8    SHARED DISPOSITIVE POWER
                                                0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

12   TYPE OF REPORTING PERSON (See Instructions)
          IN

ITEM 1 (A) NAME OF ISSUER:

          Four Seasons Hotels Inc.

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     1165 Leslie Street, Toronto, Ontario, Canada M3C 2K8

ITEM 2 (A) NAME OF PERSON FILING:

     The names of the persons filing this statement (the "Reporting Persons") are Main Street Partners, L.P., MS Advisory Partners, L.P., San Francisco Partners II, L.P., SF Advisory Partners, L.P., SF Advisory Corp., SF Advisory Corp. II, John H. Scully, and William E. Oberndorf.

ITEM 2 (B) ADDRESS OF PRINCIPAL OFFICE:

     The address of the principal office of each of the Reporting Persons is 591 Redwood Highway, Suite 3215, Mill Valley, CA 94941.

ITEM 2 (C) CITIZENSHIP:

     Main Street Partners, L.P. is a Delaware limited partnership. MS Advisory Partners, L.P. is a Delaware limited partnership. San Francisco Partners II, L.P. is a California limited partnership. SF Advisory Partners, L.P. is a Delaware limited partnership. SF Advisory Corp. is a Delaware corporation. SF Advisory Corp. II is a Delaware corporation. Mr. Scully and Mr. Oberndorf are citizens of the United States of America.

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

     This statement relates to Limited Voting Shares of the Issuer
("Shares").

ITEM 2 (E) CUSIP NUMBER:   35100E104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     This item is not applicable.

ITEM 4    OWNERSHIP:

     (a)-(b) Each of the Reporting Persons beneficially owns 0 shares, which constitutes 0.0% of the Shares outstanding.

     (c) Each of the Reporting Persons has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of 0 Shares. None of the Reporting Persons may be deemed to share investment and voting control with respect to any of the Shares.

     The Reporting Persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares held by the Reporting Persons.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     This item is not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

     This item is not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

     This item is not applicable.

ITEM 10   CERTIFICATION.

     This item is not applicable.



                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2001

                                   /s/ Phillip Gordon
                                   ---------------------------------
                                   PHILLIP GORDON,
                                   for the following named persons or
                                   entities, as attorney-in-fact

                                   MAIN STREET PARTNERS, L.P.*
                                   MS ADVISORY PARTNERS, L.P.*
                                   SAN FRANCISCO PARTNERS II, L.P. *
                                   SF ADVISORY PARTNERS, L.P.*
                                   SF ADVISORY CORP.*
                                   SF ADVISORY CORP. II*
                                   JOHN H. SCULLY*
                                   WILLIAM E. OBERNDORF*

* A Power of Attorney authorizing Phillip Gordon to act on behalf of this person or entity has previously been filed with the Securities and Exchange Commission.

                               EXHIBIT INDEX

     EXHIBIT A - Agreement to the Filing of Joint Statements on Schedule 13G Pursuant to Rules 13d-1(c) and 13d-1(f)

                            EXHIBIT A
                 Agreement Relating to the Filing
               of Joint Statements on Schedule 13G
             Pursuant to Rules 13d-1(c) and 13d-1(f)

It is agreed among the undersigned that the Schedule 13G Statement to which this document is Exhibit A is filed on behalf of each of the undersigned as provided in Rules 13d-1(c) and 13d-1(f) of the General Rules and Regulations of the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Dated: February 8, 2001


                                   /s/ Phillip Gordon
                                   --------------------------------
                                   PHILLIP GORDON,
                                   for the following named persons or
                                   entities, as attorney-in-fact

                                   MAIN STREET PARTNERS, L.P.*
                                   MS ADVISORY PARTNERS, L.P.*
                                   SAN FRANCISCO PARTNERS II, L.P.*
                                   SF ADVISORY PARTNERS, L.P.*
                                   SF ADVISORY CORP.*
                                   SF ADVISORY CORP. II*
                                   JOHN H. SCULLY*
                                   WILLIAM E. OBERNDORF*

* A Power of Attorney authorizing Phillip Gordon to act on behalf of this person or entity has been previously filed with the Securities and Exchange Commission.